Exhibit 10.36


June 10, 1996

Dr. Ralph W.F. Hardy
330 The Parkway
Ithaca, NY  14850

Dear Dr. Hardy:

Pursuant to the meeting of the BioTechnica International, Inc. Board of Directors held in Chicago, IL on April 3, 1996, I am authorized on behalf of the Company to make an offer to you to repurchase all of your outstanding options to purchase shares of BioTechnica International, Inc.

According to the records of the Company you are the holder of options to purchase 50,000 shares of BioTechnica International, Inc. with an expiration date of August 29, 1999. In exchange for these options and any other options which may have been issued to you, BioTechnica International, Inc. will pay to you the sum of $2,800.00. This amount will be paid to you by check within five (5) working days of the receipt of your acceptance of this offer in our office in Peoria, IL. At that time, we also request that you return your option grant certificate(s) for cancellation.

Enclosed for your information are copies of the last three annual reports, the Form 10K for the year ended June 30, 1995, and the three Form 10Qs filed for the first three quarters of the fiscal year ended June 30, 1996. Should you have any questions please let me know as soon as possible.

If you are in agreement with these terms, please indicate by signing below and returning to our office in the enclosed envelope.

Very truly yours,


/s/ J.C. Gouache
J.C. Gouache
President and COO

I, Ralph W.F. Hardy, agree to sell all of my options to purchase shares in BioTechnica International, Inc. to BioTechnica International, Inc. for the sum of $2,800.00. I waive any and all rights and privileges that the ownership of these options may have granted to me.


/s/ Ralph W.F. Hardy                                  June 10, 1996
Ralph W.F. Hardy                                      Dated